Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Xtant Medical Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2023, with respect to the consolidated financial statements of Xtant Medical Holdings, Inc. as of and for the year ended December 31, 2022 included in its Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

September 3, 2024